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         MEDIA                                           INVESTORS
Contact: Wells Fargo          North County               Wells Fargo
         Kathleen Shilkret    James Gregg/Rodney Jones   Robert Strickland
         (213) 253-7198       (760) 743-2200             (612) 667-7919



                   WELLS FARGO, NORTH COUNTY BANCORP ANNOUNCE
                        DEFINITIVE ACQUISITION AGREEMENT



ESCONDIDO, CA, September 30, 1999 -- Wells Fargo & Company (NYSE: WFC) and North County Bancorp (NASDAQ: NCBH) said today they have signed a definitive agreement for Wells Fargo to acquire North County Bancorp and its subsidiary North County Bank. The acquisition will be the first for the new Wells Fargo in California since the November 1998 merger of equals involving Norwest Corporation and the former Wells Fargo & Company.

Headquartered in Escondido in northern San Diego County, North County Bank is an independent commercial bank with $349 million in assets and more than 250 employees. The bank has nine full-service branches serving communities in San Diego and Riverside counties including Escondido, Kearny Mesa in the city of San Diego, Poway, and San Marcos in San Diego County and Banning, Beaumont, Murrieta and Temecula in Riverside County. A top originator of Small Business Administration (SBA) loans in its market area, North County also has a loan production office in the Seattle, Washington area.

Under terms of the agreement, Wells Fargo will issue a total of $112 million of its common stock for all the stock of North County Bancorp then outstanding. Assuming all outstanding options to purchase North County stock are exercised before the transaction closes, North County shareholders will receive approximately $21 of Wells Fargo common stock


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for each North County share they own. The acquisition, scheduled to be completed in first quarter 2000, requires the approval of regulators and shareholders of North County Bancorp.

"North County Bank is one of the area's best-run local banks with commercial, commercial real estate and small business loan portfolios that are great fits with our own," said Colleen Anderson, Wells Fargo's regional president for Southern California Community Banking. "As we do everywhere in the new Wells Fargo, decisions about lending and community involvement will continue to be made by our people who live and work in these great San Diego and Riverside County communities."

"The explosive growth of our markets in recent years demonstrated to me that these areas needed more services than a bank our size could provide," said James Gregg, chairman and CEO of North County. He added: "The new Wells Fargo can offer our customers an unparalleled range of financial products -- investments to mortgages to insurance -- while still retaining the kind of service our customers expect and deserve."

Rodney Jones, North County's president and COO, said, "We are flattered that the new Wells Fargo thinks so highly of our bank. When merged, the combined institution will be a powerhouse in our market areas especially for small business and SBA lending."

Wells Fargo is California's oldest bank, the largest bank headquartered in California and also operates the state's third largest mortgage originator. Wells Fargo & Company is a $205 billion diversified financial services company providing banking, insurance, investments, mortgage and consumer finance services through almost 6,000 stores, the industry's leading Internet bank (WWW.WELLSFARGO.COM) and other distribution channels across North America and elsewhere internationally.


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